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                                                                EXHIBIT 10.37

                Agreement for Instant Ticket Vending Machines

        This Agreement for instant ticket vending machines is entered into between the State of Florida, Department of the Lottery ("Lottery") and International Lottery, Inc. d/b/a Interlott ("Interlott").

                                  WITNESSETH:

        Whereas, the Lottery issued its Request for Proposal number 95/96-025/R for instant ticket vending machines for the Florida Lottery ("RFP"); and

        Whereas, pursuant to the RFP, the Lottery has selected Interlott to provide instant ticket vending machines ("ITVMs") to the Lottery:

        Now, Therefore, the Lottery and Interlott agree as follows:

        1. Parties. The parties to this Agreement are the State of Florida, Department of the Lottery and International Lottery, Inc. d/b/a Interlott.

        2. Term. This Agreement shall become effective upon execution by the parties and shall remain in effect for eighteen (18) months, unless sooner terminated pursuant to the terms of the RFP. This Agreement may be renewed for two (2) additional one (1) year terms, as provided in the RFP.

        3. Incorporation by Reference. The RFP and any addenda thereto and the technical and cost proposals of Interlott, including letters from Interlott to the Lottery dated November 20, 1996, and December 23, 1996, are incorporated by reference and made integral parts of this Agreement. In the event of conflict between the terms of the documents that are incorporated by reference and the terms of this Agreement, the Agreement shall prevail.

        4. Covenant for Services. Interlott agrees to provide the technical requirements and services set forth in Section 3 of the RFP except as modified herein.

        (a) Interlott shall lease to the Lottery a total of 500 12 bin ITVMs (TTS 12000), including LED message display units. In accordance with the contract negotiations, the terms of the RFP and Interlott's response to the RFP.

        (b) Commencing in January 1997, Interlott will begin installing ITVMs throughout the State of Florida. A minimum of 150 ITVMs per month will be deployed, beginning with the first full month following execution of the contract, in accordance with
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instructions provided by the Lottery, until installation of the 500 ITVMs described above is complete.

        (c) Upon completion of installation of an ITVM and training of retailer personnel, Interlott shall obtain from the retailer and provide to the Lottery a signed Receipt of ITVM form which shall specify the date upon which the ITVM is installed and operational.

        (d)  Maintenance Requirements.

                (1) Interlott shall provide a toll-free hotline number for retailers to report problems with ITVMs in accordance with
        Section 3.11.4 of its proposal. Interlott must respond to calls received between the hours of 6:00 a.m. and 10:00 p.m., ET.

                (2) The response time by Interlott for repair calls considered to be critical shall be six (6) hours on Tuesday through Saturday and ten (10) hours on Sunday and Monday. Calls reporting any of the following problems are considered to be critical:

                1.  The entire ITVM is unable to sell tickets.

                2.  The bill acceptor on an ITVM is inoperable.

                3.  Two or more of the bins on an ITVM are inoperable.

                4.  An ITVM has accepted a counterfeit bill.

                (3) All calls other than those described above as critical shall be considered non-critical. The response time by Interlott for non-critical calls shall be twelve (12) hours.

                (4) Preventive maintenance shall be performed on each ITVM at least once every six (6) months to maintain maximum uptime.

                (5) Notwithstanding the response times described in subparagraphs (2) and (3) above, it is understood that maintenance service, and repair service for non-critical calls, is required to be provided only during the hours of 8:00 a.m.- 5:00 p.m., ET, Tuesday through Saturday. Repair service for critical calls shall be provided 8:00 a.m. - 5:00 p.m., ET, seven days a week. Response times do not include hours outside the required service hours.


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        (e) Liability for acceptance of counterfeit or photocopied currency will be the responsibility of Interlott when such occurrence is formally reported by a retailer under the provisions of the retailer agreement. The Lottery reserves the right to require Interlott to replace the bill acceptor on an ITVM if the ITVM has accepted a counterfeit bill.

        5.  Commodities.

        (a) Interlott shall provide 22 data transmitters to be used for programming the LED message display units at a cost of $350 each. Interlott shall also provide 11 copies of the computer software necessary to operate the data transmitters, at a cost of $80 per copy, and a license to use the software for as long as the data transmitters are owned by the Florida Lottery. The delivery schedule and training on the use of the data transmitters shall be agreed upon by the parties. Interlott shall invoice the Lottery for the cost of the data transmitters and software upon their delivery and shall be compensated in accordance with Section
215.422. Fla. Stat.

        (b) Interlott shall provide 5 keypad programmers for the LED message display units at no charge.

        6. Compensation. The Lottery agrees to compensate Interlott, for the initial term of the contract, the sum of $200 per month per ITVM from the date of installation of the ITVM, as evidenced by the signed Receipt of ITVM form. For the month in which an ITVM is installed, payment shall be prorated from the date of installation based on the number of days in the month. Payment shall be made to International Lottery, Inc., P.O. Box
8500, S-41855, Philadelphia, Pennsylvania 19178. In the event the agreement is renewed, compensation for the renewal term will be negotiated by the parties.

        7. Contract Terms. General and Specific contract terms as set forth in Section 1.32 of the RFP are specifically incorporated by reference as this paragraph 7 of the Agreement.

        8. Public Entity Crime Statement. A person of affiliate who has been placed on the convicted vendor list following a conviction for public entity crime may not submit a bid on a contract to provide any goods or services to a public entity, may not submit a bid on a contract with a public entity for the construction or repair of a public building or public work, may not submit bids on leases of real property to public entity, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with any public entity, and may not transact business with any public entity in excess of the threshold amount provided in Section 287.017, for CATEGORY TWO for a period of 36 months from the date of being placed on the convicted vendor list.


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        9. Notice to Contractor.  The Department shall consider the employment by any contractor of unauthorized aliens a violation of section 274A(e) of the Immigration and Nationalization Act. Such violation shall be cause for unilateral cancellation of this Agreement.

        In Witness Whereof, the parties have executed this Agreement for instant ticket vending machines on the month, day and year shown below.

State of Florida                        International Lottery, Inc.
Department of the Lottery               d/b/a/Interlott

By: /s/                                 By: /s/
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    Marcia Mann, Ph.D.                      (Authorized Signature)
                                            David F. Nichols

As its: Deputy Secretary                As its: Senior Vice President
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Date: 7 Jan. 97                         Date:  1/6/97
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Approved as to legal form
and sufficiency by:

By: /s/                                 Date: 1/7/97
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